EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 27th day of December, 2007, by and between FIRSTBANK FINANCIAL SERVICES, INC., a bank holding company incorporated under the laws of the State of Georgia (the “Company”), FIRSTBANK FINANCIAL SERVICES, a commercial bank organized under the laws of the State of Georgia (the “Bank”) (collectively, the Company and the Bank are referred to herein as the “Employer”), and THADDEUS M. WILLIAMS, a resident of the State of Georgia (the “Executive”).

RECITALS:

The Executive is currently employed as President and Chief Executive Officer of the Company and the Bank pursuant to an employment agreement dated as of the date first set forth above (the “Prior Employment Agreement”).  The parties desire to enter into this revised employment agreement with the intent that it replace and entirely supersede the Prior Employment Agreement.

This Agreement, in restating the Prior Employment Agreement, sets forth the terms and conditions of the Executive’s continuing employment.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.             Definitions.  Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1          “Affiliate” shall mean any business entity which controls, is controlled by or is under common control with the Company.

1.2          “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3          “Area” shall mean the geographic area within the boundaries of Clayton, Henry and Newton Counties, Georgia.  It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

1.4          “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

1.5          “Cause” shall mean:

1.5.1        With respect to termination by the Employer:

(a)           A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Employer.  Such notice shall (i) specifically identify the duties that the Board of Directors of the Company or the Bank believes the Executive has failed to perform, and (ii) state the facts upon which the Board of Directors made such determination;

(b)           Conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c)           Arrest for, charged in relation to (by criminal information or otherwise), or conviction of the Executive during the Term of any crime involving breach of trust or moral turpitude or any felony;

(d)           Conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e)           The receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive or the Employer, provided that the Board of Directors of the Company or the Bank determines in good faith that such action involves acts or omission by or under the supervision of the Executive or that termination of the Executive could materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action.

1.5.2        With respect to termination by the Executive,

(a)           a material diminution in the authority, responsibilities or duties of the Executive hereunder; or

(b)           a material breach of the terms of this Agreement by the Employer, or

(c)           following a Change of Control,

(i)            a material reduction in the rate of the Executive’s Base Salary in effect as of the effective date of the Change of Control; or

(ii)           a change in the Executive’s principal business office location such that the Executive is required to report regularly to a location which is located more than thirty (30) miles from the Employer’s principal business office located in McDonough, Georgia.

provided, however, that for a termination of employment by the Executive to be for Cause, the Executive must notify the Employer in writing of the event giving rise to Cause within thirty (30) days following the occurrence of the event (or if later the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event.

1.6          “Change of Control” means any one of the following events:

(a)           the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market of the stock of the Company or the Bank, as applicable, prior to such acquisition), of stock of the Company or the Bank, as applicable, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or the Bank;

(b)           within any twelve-month period (beginning on or after the Effective Date) the date a majority of members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;

(c)           within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Company possessing forty percent (40%) or more of the total voting power of the stock of the Company; or

(d)           within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of the assets of the Employer that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control under this subsection (d):

(i)            an entity that is controlled by the shareholders of the Company or the Bank, as applicable, immediately after the transfer;

(ii)           a shareholder (determined immediately before the asset transfer) of the Company or the Bank, as applicable, in exchange for or with respect to its stock;

(iii)          an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company or the Bank, as applicable;

(iv)          a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company or the Bank, as applicable; or

(v)           an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above subsection (d)(iv).

For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or the Bank, as applicable.  Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee.

1.7          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.8          “Competing Business” shall mean any business engaged in the Business of the Employer.

1.9          “Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.10        “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity which would constitute a disability under an accident and health plan maintained by the Bank or the Company that provides income replacement benefits or, if the Bank or the Company does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity.

1.11        “Disability Period” shall mean the period beginning on the date the Employer determines that the Executive is subject to a Disability and ending on the earlier of the date the Executive begins receiving income replacement benefits under any long term disability plan or policy maintained by the Company or the date that is six (6) months after such determination, during which the Executive remains subject to a Disability

1.12        “Effective Date” shall mean January 1, 2008.

1.13        “Employer Information” means Confidential Information and Trade Secrets.

1.14        “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the third anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

1.15        “Separation from Service” shall mean a termination of the Executive’s employment that constitutes a separation from service under Treasury Regulation Section 1.409A-1(h).

1.16        “Term” shall mean the Initial Term and all subsequent renewal periods.

1.17        “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)           derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)           is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.             Duties.

2.1          Position.  The Executive is employed as President and Chief Executive Officer of the Company and of the Bank and, subject to the direction of the Board of Directors of the Company or of the Bank or their designee(s), shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company or the Bank in connection with the conduct of its business.  The duties and responsibilities of the Executive are set forth on Exhibit A attached hereto.

2.2          Full-Time Status.  In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a)           devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Board of Directors of the Company or of the Bank; and

(c)           timely prepare and forward to the Board of Directors of the Company and of the Bank all reports and accountings as may be requested of the Executive.

2.3          Permitted Activities.  The Executive shall devote his business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a)           investing his personal assets in Competing Businesses which (subject to clause (b) below) will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b)           purchasing securities in any corporation, the securities of which are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business; and

(c)           participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Executive informs the Board of Directors of the Company in writing of such activities prior to the Executive’s engaging in them.

3.             Term and Termination.

3.1          Term.     This Agreement shall remain in effect for the Initial Term.  At the end of the Initial Term and at the end of each successive twelve-month extension thereof, this Agreement shall automatically be extended for a successive twelve-month period unless any party gives written notice to the others of its or his intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or such twelve-month period.  In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect.

3.2          Termination.  During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1        By the Employer:

(a)           For Cause, upon written notice to the Executive following the expiration of the cure period described in Section 1.5.1 hereof, or upon the expiration of the Disability Period.

(b)           Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate.

3.2.2        By the Executive:

(a)           For Cause, upon written notice to the Employer following the expiration of the cure period described in Section 1.5.2 hereof.

(b)           Without Cause, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of his intent to terminate, or upon the expiration of the Disability Period.

3.2.3        At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of termination.

3.2.4        Upon expiration of the Term as provided in Section 3.1, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the last day of the Term then in effect.

3.2.5        Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of termination.

3.3          Severance.  If the Executive experiences a Separation from Service pursuant to Section 3.2.1(b) or 3.2.2(a), the Employer shall be required to pay to the Executive the Executive’s Base Salary under Section 4.1 that would be payable for twenty-four (24) months following the effective date of termination (the “Severance Period”), which amount shall be paid in substantially equal monthly installments for the duration of the Severance Period, commencing on the first day of the month following the month in which the Executive’s employment is terminated.

3.4          Change of Control.  If, within twelve (12) months following a Change of Control, the Executive terminates his employment with the Employer under this Agreement for Cause or the Employer terminates Executive’s employment without Cause and, in either case, such termination of employment constitutes a Separation from Service, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, a lump sum amount, paid in full on the last day of the month following the date of termination, equal to three (3) times the Executive’s annual Base Salary in effect on the date of termination of employment.

In no event shall the payment described in Section 3.3 exceed the amount permitted by Code Section 280G.  Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Code Section 280G) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the Employer (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Code Section 280G, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the

“base period,” as those terms are defined under Code Section 280G.  In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.4, the last payments in time shall be reduced first.

3.5          Effect of Termination.

3.5.1        Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amounts due and owing under Section 4 on the effective date of termination and any payments set forth in Section 3.3 or 3.4, as applicable.

3.5.2        Notwithstanding any other provision of this Agreement to the contrary, as a condition of the payment by the Employer of any amount in connection with a termination of the Executive’s employment pursuant to Sections 3.3 or 3.4, the Executive must execute a release agreement in such form as is acceptable to the Employer within such period of time following termination of employment as is permitted by the Employer and not timely revoke the release agreement during any revocation period provided pursuant to the terms of the release agreement. All payments of severance under this Agreement shall accrue from the date of termination of employment and shall be made or commence at the end of the revocation period provided pursuant to the terms of the release agreement but no later than the sixtieth (60th) day following the Executive’s termination of employment, with any accrued but unpaid severance being paid on the date of the first payment.

3.5.4        Notwithstanding any provision in the Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A at the date of his termination of employment, then such portion of the payments provided for in this Section 3 that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his termination of employment.

3.5.5        Any termination of the Executive’s employment by the Company or the Bank for Cause shall also be deemed a termination of the Executive’s employment with the Bank or the Company, as applicable, for Cause regardless of whether the Company or the Bank, as applicable, takes any separate action with respect to the Executive’s termination of employment.

4.             Compensation.  The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1          Base Salary.  The Executive shall be compensated at an annual base rate of $200,000 per year (the “Base Salary”).  The Executive’s Base Salary shall be reviewed by the Board of Directors of the Company and of the Bank, or their designee(s), at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined based on an evaluation of the Executive’s performance and a determination that, according to reasonable safety and soundness standards, any such increase in Base Salary shall not adversely affect the overall financial condition of the Employer, including the Employer’s asset quality.  Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2          Incentive Compensation.  The Executive shall be entitled to annual bonus, if any, and additional bonus compensation, if any, in an amount determined by the Board of Directors of the Bank, or its designee(s), based upon performance goals established from time to time by the Board of Directors of the Bank and relevant market conditions as exist at the time of the Board of Directors’ determinations.  In any event, bonus compensation will be paid in full no later than sixty (60) days following the end of the performance period for which it is payable.  Notwithstanding the foregoing, no bonus compensation shall be paid to the Executive unless the Board of Directors of either the Company or the Bank, or their designee(s), determine that, according to reasonable safety and soundness standards, payment of such bonus compensation will not adversely affect the overall financial condition of the Employer, including the Employer’s asset quality.

4.3          Supplemental Executive Retirement Plan.     The Executive shall be entitled to participate in a deferred compensation program upon such terms and conditions as are adopted by the Board of Directors of the Company or of the Bank, or their designated committee(s).

4.4          Restricted Stock Award.  The Company shall grant up to three (3) restricted stock awards to the Executive during the Initial Term, with each such award representing the opportunity to earn a maximum number of shares of the Company’s common stock having a fair market value, as reasonably determined by the Company, as of the date of grant equal to Thirty Thousand Dollars ($30,000.00).  Each such grant shall be made in January of each calendar year during the Initial Term provided the Executive is still in the employ of Company and the Bank pursuant to this Agreement as of the date of grant.  Each restricted stock award shall be subject to the terms of a separate restricted stock award, the provisions of which shall control in the event of any conflict with this Agreement.

4.5          Automobile.  The Employer will provide the Executive with an automobile suitable and appropriate for the Executive’s position and use.

4.6          Health Insurance.                The Employer shall reimburse the Executive for the cost of health and dental insurance premium payments paid by the Executive for the Executive’s current health and dental insurance covering the Executive and the eligible members of his immediate family.

4.7          Business Expenses; Memberships.  The Employer specifically agrees to reimburse the Executive for:

(a)           reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved by the Board of Directors of the Company or of the Bank; and

(b)           the reasonable dues and business related expenditures associated with membership in professional associations which are commensurate with his position and for the regular dues for membership in the Eagle’s Landing Country Club;

provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.  The expenses described in this Section 4.7 must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.

4.8          Vacation.  On a non-cumulative basis, the Executive shall be entitled to five (5) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.  The Executive may be reimbursed for up to two weeks of unused vacation each year and any amount unused in excess of that amount shall be forfeited by the Executive.

4.9          Life Insurance.  The Employer will provide the Executive with term life insurance coverage providing a death benefit of not less than $200,000.00, payable to such beneficiary or beneficiaries as the Executive may designate.  If the term life insurance cannot be obtained from the insurer with a standard or better risk classification, the Employer shall not be obligated to provide such insurance coverage.

4.10        Disability.  In the event the Employer determines that the Executive is subject to a condition that constitutes a Disability, the Employer shall continue to pay the Executive his Base Salary then in effect pursuant to Section 4.1 for the duration of the Disability Period without regard to his continuing ability to discharge his duties pursuant to Section 2.

4.11        Benefits.  In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive.  All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.  Such benefits may include, by way of example only, retirement, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

4.12        Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

4.13        Apportionment of Obligations.  The obligations for the payment of the amounts otherwise payable pursuant to this Section 4 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.

5.             Employer Information.

5.1          Ownership of Employer Information.   All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2          Obligations of the Executive.  The Executive agrees:

(a)         to hold Employer Information in strictest confidence;

(b)         not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

(c)         in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law.  With respect to Confidential Information, this Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3          Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6.             Non-Competition.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•      by the Employer for Cause pursuant to Section 3.2.1(a),

•      by the Employer without Cause pursuant to Section 3.2.1(b);

•      by the Executive for Cause pursuant to Section 3.2.2(a);

•      by the Executive without Cause pursuant to Section 3.2.2(b), or

•      by the Executive in connection with a Change of Control pursuant to Section 3.4,

for a period of six (6) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service of or on behalf of others, as an executive officer of an existing financial institution or a proposed executive officer of a new financial institution, undertake for any Competing Business duties and responsibilities similar to those undertaken by the Executive for the Employer.

7.             Non-Solicitation of Employees.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•      by the Employer for Cause pursuant to Section 3.2.1(a),

•      by the Employer without Cause pursuant to Section 3.2.1(b);

•      by the Executive for Cause pursuant to Section 3.2.2(a);

•      by the Executive without Cause pursuant to Section 3.2.2(b), or

•      by the Executive in connection with a Change of Control pursuant to Section 3.4,

for a period of six (6) months thereafter, he will not, within the Area, on his own behalf or in the service of or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer or its Affiliates to another person or entity providing products or services that are competitive with the Business of the Employer, whether or not:

•      such employee is a full-time employee or a temporary employee of the Employer or its Affiliates,

•      such employment is pursuant to written agreement, and

•      such employment is for a determined period or is at will.

8.             Non-Solicitation of Customers.  The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•      by the Employer for Cause pursuant to Section 3.2.1(a),

•      by the Employer without Cause pursuant to Section 3.2.1(b);

•      by the Executive for Cause pursuant to Section 3.2.2(a);

•      by the Executive without Cause pursuant to Section 3.2.2(b), or

•      by the Executive in connection with a Change of Control pursuant to Section 3.4,

for a period of six (6) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for any Competing Business any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the two (2) year period preceding his termination of employment for the purpose of providing products or services that are competitive with those provided by the Employer.

9.             Remedies.  The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants.  Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Sections 5 through 8 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Sections 3.3 or 3.4, if applicable.  The Executive further agrees that should he breach any of the covenants contained in Sections 5 through 8 of this Agreement, he shall repay to the Employer a portion of any amounts previously received by the Executive pursuant to Section 3.  The amount to be repaid shall be equal to the aggregate amount payable (whether or not paid) multiplied by a fraction the numerator of which shall be six (6) minus the number of consecutive, full calendar months immediately following the Executive’s termination of employment during which the Executive was not in breach of Sections 5 through 8 of this Agreement and the denominator of which is six (6). The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10.          Severability.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.          No Set-Off by the Executive.  The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.          Notice.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested, or by overnight courier.  All notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Employer, to it at:

FirstBank Financial Services, Inc.
120 Keys Ferry Street
McDonough, GA 30253
Attention: James T. Chafin, III

(ii)	If to the Executive, to him at:

Thaddeus M. Williams
2923 Chesterfield Way
Conyers, Georgia 30013

Any party hereto may change his or its address by advising the others, in writing, of such change of address.

13.          Assignment.  This Agreement is generally not assignable by the Employer except that the rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.  The Agreement is a personal contract and the rights and interests of the Executive may not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

14.          Waiver.  A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.          Arbitration.  Except for matters contemplated by Section 17 below, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Henry County, Georgia, or the federal court for the Northern District of Georgia.  The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

Executive must initial here:

16.          Attorneys’ Fees.  In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation, attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

17.          Applicable Law and Choice of Forum.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.  The parties agree that any appropriate state or federal court located in Henry County, Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 9 of this Agreement and shall be a proper forum in which to adjudicate such case or controversy.  The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.          Interpretation.  Words importing any gender include all genders.  Words importing the singular form shall include the plural and vice versa.  The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.          Entire Agreement.  Except as expressly provided hererin, this Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated, including, but not limited to the Prior Employment Agreement.

20.          Rights of Third Parties.  Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.          Survival.  The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective Sections.

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IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

FIRSTBANK FINANCIAL SERVICES, INC.

By:
Print Name:
Title:

THE BANK:

FIRSTBANK FINANCIAL SERVICES

By:
Print Name:
Title:

THE EXECUTIVE:

THADDEUS M. WILLIAMS

Exhibit A

Duties of the Executive

The duties of the Executive shall include, in addition to any other duties assigned the Executive by the Board of Directors of the Bank or the Company or their respective designee(s), the following:

•      Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels.

•      Work with the Board of Directors of the Company and the Bank to develop and oversee long-term strategies that create shareholder value.

•      Manage the day-to-day business affairs of the Bank appropriately.

•      Develop annual business plans and budgets that support the Bank’s long-term strategies.

•      Use best efforts to achieve the Bank’s financial and operating goals and objectives.

•      Use best efforts to improve the quality and value of the products and services provided by the Bank.

•      Develop an effective management team and an active plan for its development and succession, and make recommendations to the Board of Directors regarding hiring, firing and compensation.

•      Develop and implement major corporate policies for the Bank.

•      Lead business development initiatives and marketing efforts to ensure that the Bank maintains a satisfactory competitive position within its industry.

•      Develop and maintain community relations.

•      Maintain regulatory relations in good standing.

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